Exhibit 23.3

CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

We have issued our report dated May 7, 2026, with respect to the consolidated financial statements of Ocean Minerals, LLC contained in this Registration Statement and Proxy Statement/Prospectus. We consent to the use of the aforementioned report in this Registration Statement and Proxy Statement/Prospectus, and to the use of our name as it appears under the caption “Experts.”

/s/ GRANT THORNTON LLP

Tampa, Florida

June 30, 2026